As filed with the Securities and Exchange Commission on August 7, 2019

Registration No. 333-23855

Registration No. 333-62210

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-23855

Post-Effective Amendment No. 2 to Form S-3, Registration Statement No. 333-62210

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Barnes & Noble, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1196501
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

122 Fifth Avenue

New York, New York 10011

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (212) 633-3300

Allen W. Lindstrom

Chief Financial Officer

Barnes & Noble, Inc.

122 Fifth Avenue

New York, NY 10011

(212) 633-3300

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jeffrey J. Rosen Michael A. Diz Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 (212) 909-6000	Scott A. Barshay Steven J. Williams Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 (212) 373-3000

Approximate date of commencement of proposed sale to public: Not applicable.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed by Barnes & Noble, Inc. (the “Registrant”) to withdraw and remove from registration any and all securities of the Registrant that remain unsold under the following registration statements (each a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the United States Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-3 (Registration No. 333-23855), filed with the SEC on March 25, 1997, registering the resale by certain selling stockholders identified therein of up to an aggregate of 1,820,386 of the Registrant’s shares of common stock, par value $0.001 per share (the “Common Stock”); and

•

Registration Statement on Form S-3 (Registration No. 333-62210), filed with the SEC on June 4, 2001, as amended on July 17, 2001, registering the offer and sale of $300,000,000 5.25% Convertible Subordinated Notes due 2009 (the “Notes”) and 9,227,363 shares of Common Stock issuable upon the conversion of the Notes.

On August 7, 2019, pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of June 6, 2019 and as amended and restated on June 24, 2019, by and among the Registrant, Chapters Holdco Inc., a Delaware corporation (“Parent”), and Chapters Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), whereby the Registrant became a wholly owned subsidiary of Parent. As a result of the Merger, the offering pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under each Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of the securities registered but unsold under each Registration Statement.

In addition, on August 7, 2019, the New York Stock Exchange filed Form 25 to delist the Registrant’s shares of common stock. The Registrant intends to file Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on August 7, 2019.

BARNES & NOBLE, INC.

By:	/s/ Bradley A. Feuer
	Name:	Bradley A. Feuer
	Title:	Vice President, General Counsel & Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.